Group 2 –2/3 Payment at Closing and 1/3 Payment at 1 Year
Exhibit 10.36
RETENTION AWARD AGREEMENT
This RETENTION AWARD AGREEMENT (this “Agreement”) is effective as of October 31, 2025 (the “Effective Date”), by and between Tompkins Insurance Agencies, Inc., a New York corporation (the “Company”), and David Boyce, an individual (“Employee” and, together with the Company, the “Parties”).
RECITALS
WHEREAS, the Company and its parent, Tompkins Financial Corporation (“Parent”), are exploring a transaction involving the purchase by one or more unaffiliated third parties of more than 50% of the capital stock or assets of the Company (the “Transaction”);
WHEREAS, Employee has been identified as a key employee of the Company whose efforts are important for the successful completion of the Transaction; and
WHEREAS, subject to Employee’s continued service with the Company or a successor, the Company wishes to pay a retention bonus to Employee subject to the terms and conditions herein.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:
AGREEMENT
1.DEFINITIONS
1.1“Affiliate” means any company that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.
1.2“Board” means the Board of Directors of the Company.
1.3“Cause” means the definition of Cause as provided for in Employee’s employment or service agreement; however, if no such agreement is in effect or no definition of Cause is included in such agreement, the definition of Cause will mean (i) gross negligence or gross neglect of duties; or (ii) commission of a felony or of a gross misdemeanor involving moral turpitude in connection with Employee’s employment or service, as the case may be, with the Company or any of its Affiliates; or (iii) fraud, disloyalty, dishonesty or willful violation of any law or significant policy of the Company or its Affiliates committed in connection with Employee’s employment or provision of services, as the case may be; or (iv) issuance of an order for removal of Employee by any agency which regulates the activities of the Company or any of its Affiliates. Any determination of “Cause” under this Agreement shall be made by the Board in its sole discretion.
1.4“Code” means the Internal Revenue Code of 1986, as amended from time to time.
106672039.2

1.5“Continuous Service” means Employee’s uninterrupted employment by the Company or an Affiliate.
1.6“Section 409A” means Section 409A of the Code and the regulations promulgated thereunder.
2.RETENTION AWARD AND ELIGIBILITY.
2.1Retention Award. The Company shall pay Employee a Retention Award in the amount set forth below so long as Employee remains employed with the Company or an Affiliate or successor on the applicable Retention Award Date in accordance with the following schedule:

Retention Award Amount	Retention Award Date

$333,333	Closing Date of Transaction
$166,667	One-Year Anniversary of Closing Date

2.2The occurrence of a Retention Award Date shall be determined by the Board in its sole discretion.
2.3Payment and Distribution. The Company shall pay the applicable Retention Award amount in accordance with the Company’s normal payroll practices for the payroll period that includes the applicable Retention Award Date.
2.4Employment Requirements. Except as set forth in Section 2.4, Employee must remain in Continuous Employment from the Effective Date through the applicable Retention Award Date in order to be entitled to the payment of the applicable portion of Retention Award.
2.5Termination of Employment Without Cause. Notwithstanding the foregoing, if Employee’s Continuous Service is terminated after the Effective Date as a result of termination by the Company without Cause, Employee shall be entitled to the Retention Award amount that would otherwise have become payable on the next Retention Award Date, without the requirement of Continuous Service through such date; provided that Employee executes a general release of claims in favor of the Company and its Affiliates and successors no later than 45 days following Employee’s termination of employment and does not revoke such release. The Company’s payment to Employee pursuant to this Section 2.4 shall be paid at such time as the Retention Award amount would otherwise have been paid, and shall not be payable in the event the Retention Award Date does not occur.
2.6Termination for Cause. Notwithstanding anything in this Agreement to the contrary, in the event Employee’s Continuous Service is terminated by the Company for Cause, all of Employee’s rights to payment under this Agreement shall automatically, and without the further act of any person or entity, be forfeited in their entirety without further consideration.
2.7No Completion of Transaction. In the event the Closing Date of the Transaction does not occur by the one-year anniversary of the Effective Date, this Agreement shall terminate.

106672039.2

3.CONFIDENTIALITY; COOPERATION; NON-DISPARAGEMENT
3.1Confidentiality of Transaction. By entering into this Agreement, Employee acknowledges and agrees that the Transaction has not, as of the Effective Date, been announced publicly, and that knowledge of the potential Transaction constitutes material non-public information. Employee agrees not to publish, distribute, or disclose any information related to the Transaction to anyone, including, without limitation, other Company employees and family members, without the prior written consent of the Company. Employee’s confidentiality obligations will cease once the Company provides a public notice or official announcement of the Transaction.
3.2Confidentiality of Agreement. Employee agrees not to discuss or disclose the terms and conditions of this Agreement or the Retention Award, unless legally compelled to do so. Employee may, however, disclose the terms of this Agreement of the Retention Award to Employee’s attorney and/or financial advisor as is necessary to obtain legal and financial advice concerning this Agreement.
3.3Cooperation. Employee agrees to make all reasonable efforts, consistent with Employee’s duties to the Company, to proactively support and promote the Company’s efforts to successfully complete the Transaction.
3.4Non-Disparagement. Employee agrees not to make any statement that criticizes, ridicules, disparages, or is otherwise derogatory of the Company, Parent, their successors, or the Transaction; provided, however, that nothing in this Agreement shall restrict Employee from making truthful statements (a) when required by law, subpoena, court order or the like; (b) when requested by a governmental, regulatory, or similar body or entity; or (c) in confidence to a professional advisor for the purpose of securing professional advice.
3.5Forfeiture of Retention Award for Breach. If the Compensation Committee of the Parent’s Board of Directors determines, in its sole discretion, that Employee has violated this Section 3, Employee will forfeit the Retention Award and will be required to repay any portion of the Retention Award that has already been paid, and may be subject to disciplinary action, including termination for cause.
4.MISCELLANEOUS PROVISIONS
4.1Authority and Powers of the Board. The Board shall have full power, discretion and authority to construe and interpret this Agreement; to resolve any ambiguity in this Agreement; to resolve any questions concerning the amount of benefits payable to Employee and to make all other determinations required under this Agreement.
4.2Adjustments. This Agreement shall not affect in any manner the right or power of the Company to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the unit structure of the Company, its business, or any sale or transfer of all or any part of the assets or business of the Company, or any other act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings listed herein.
4.3Amendments. The Board may amend, suspend or terminate this Agreement at any time; provided, however, that no amendment or termination shall cancel or otherwise adversely affect Employee’s benefit without Employee’s prior written consent; and provided further that the Board may amend this Agreement at any time it deems to be necessary, appropriate or advisable to comply with the provisions of Section 409A.

106672039.2

4.4Benefits Not Guaranteed. Neither the establishment nor maintenance of this Agreement shall provide any guarantee or other assurance that any amount will be payable under this Agreement.
4.5Other Compensation. The Retention Award amounts shall not be deemed to be compensation or earnings for purposes of calculating any other payment or benefit from the Company or its Affiliates or successors, including, without limitation, severance of any kind.
4.6Employment Status. This Agreement does not provide Employee with any right to remain employed by the Company or to continue to provide service to the Company and this Agreement shall not be construed or applied as an employment or consulting contract or obligation of any kind. Nothing in this Agreement shall abridge or diminish the rights of the Company to determine the terms and conditions of employment or contracts for services of Employee or to terminate the employment or contract for services of Employee with or without reason at any time.
4.7Unfunded Status. This Agreement is unfunded. The rights of Employee to payments under this Agreement shall be subject to the general creditors of the Company.
4.8Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Company.
4.9Integration; Successors. All obligations of the Company under this Agreement shall be binding on its successors, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the entity.
4.10Taxes. The Company may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Agreement, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to Employee. Employee, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.
4.11Section 409A. This Agreement is intended to be exempt from Section 409A, and to the extent it is not, to comply with the requirements of Section 409A so as to avoid the imposition of additional taxes and interest. This Agreement shall always be construed and applied in accordance with such intentions. The tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company nor any of its directors, officers, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by Employee as a result of the application of the Code (including Section 409A) or any state tax law. Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Section 409A, any portion of the Retention Award due under this Agreement upon a termination of Employee’s employment that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which does not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier

106672039.2

of (i) the date which is six months after Employee’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Employee’s death.
4.12Governing Law. This Agreement shall be construed under and by the laws of the State of New York, other than the conflict of laws provisions thereof.
4.13Severability. If any provision of this Agreement is held unenforceable, the remainder of the Agreement shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Agreement.
4.14Compliance with Laws. In the event the grant, continuation or payment of any Retention Bonus Amount would, as determined in the sole discretion of the Board, be held illegal or invalid for any reason, this Agreement will be terminated and expire, and no payment will be made with respect thereto.
[Remainder of Page Intentionally Left Blank]

106672039.2

Group 2 –2/3 Payment at Closing and 1/3 Payment at 1 Year
IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

TOMPKINS INSURANCE AGENCIES, INC.:
By:/s/ Stephen S. Romaine
Name: Stephen S. Romaine
Title: President & Chief Executive Officer

EMPLOYEE:
/s/ David S. Boyce

SIGNATURE PAGE FOR RETENTION AWARD AGREEMENT
106672039.2